Exhibit 10.16

LEASE AGREEMENT

Between

CENDANT OPERATIONS, INC. (Tenant)

and

LIBERTY PROPERTY LIMITED PARTNERSHIP (Landlord)

Premises:

3001 Leadenhall Road

Township of Mount Laurel

County of Burlington

State of New Jersey

LEASE AGREEMENT

i

21.	Surrender; Abandoned Property	17

22.	Curing Tenant’s Defaults	18

23.	Defaults – Remedies	18

24.	Representations of Tenant	20

25.	Liability of Landlord	21

26.	Interpretation; Definitions	21

27.	Notices	22

28.	Building and Premises Improvements	23

29.	Environmental Information	27

30.	Brokers	27

31.	Contingency	28

32.	Guaranty of Lease	28

33.	Renewal Options	28

34.	Miscellaneous	30

35.	Satellite Dish Antenna	30

36.	Non-Competition	31

EXHIBITS.
Exhibit “A” – Premises
Exhibit “B” – Lease Commencement Certificate
Exhibit “C” – Memorandum of Lease
Exhibit “D” – Tenant Estoppel Certificate
Exhibit “E” – List Building Plans
Exhibit “F” – Specifications
Exhibit “G” – Corporate Guaranty

ii

THIS LEASE AGREEMENT (“Lease”) is made by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (“LANDLORD”) with its address at 65 Valley Stream Parkway, Suite 100, Malvern, Pennsylvania 19355, and CENDANT OPERATIONS, INC., a Delaware corporation (“TENANT”) with an address at 1 Campus Drive, Parsippany, New Jersey 07054 and is dated as of the date on which this Lease has been fully executed and delivered by and between Landlord and Tenant.

1. Summary of Terms and Certain Definitions.

(a) “PREMISES”: All that tract of land, together with the building and improvements to be constructed thereon, with a street address of 3001 Leadenhall Road, Mount Laurel, New Jersey 08054 (Section 2 and Exhibit “A”).

(b) “BUILDING”: The building to be built pursuant to Section 28 consisting of approximately 80,000 rentable square feet (Section 2).

(c) “TERM”: 120 months plus any partial month from the Commencement Date until the first day of the first calendar month during the Term (Section 5).

(i)	“COMMENCEMENT DATE”: Upon Substantial Completion of the improvements to be performed by Landlord (Section 28).

(ii)	“EXPIRATION DATE”: 120 months plus any partial month after Commencement Date subject to Section 33).

(iii)	“OPTIONS”: 1 – 10 year option or 3 – 5 year options to extend the Lease Term (Section 33).

(d) “MINIMUM RENT”: Tenant’s Minimum Rent shall be as follows (Section 6), subject to increase as set forth in Section 31:

Lease Years	Annual	Monthly
1-10	$1,188,800.00	$99,066.67

Minimum Rent for any extension term shall be determined pursuant to Section 33.

(e) “USE” (Section 4): General office purposes (including loan processing and call center) and any other lawful use.

(f) “SECURITY DEPOSIT”: $0.00.

(g) CONTENTS: This Lease consists of a Title Page, Index, pages 1 through          containing Sections 1 through 36 and the following, all of which are attached hereto and made a part of this Lease:

Exhibits:	Exhibit “A” – Premises
Exhibit “B” – Lease Commencement Certificate
Exhibit “C” – Memorandum of Lease
Exhibit “D” – Tenant Estoppel Certificate
Exhibit “E” – Building Plans
Exhibit “F” – Specifications
Exhibit “G” – Corporate Guaranty

2. Premises: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord all that tract of land located at 3001 Leadenhall Road and more fully described by metes and bounds in Exhibit “A” attached hereto (the “Lot”) and outlined in red on Exhibit “A” hereto, together with the building (“BUILDING”) and improvements to be built thereon pursuant to Section 28, including by way of example, not limitation, the lawns, ingress and egress roads, parking lots, parkways, drives, green spaces, parks, driveway areas, sidewalks, drainage facilities, loading areas, and landscaped areas (the Lot, the Building and any other improvements thereon, collectively, the “PREMISES”). Landlord and Tenant currently estimate the Building’s rentable square footage to be 80,000. At Landlord’s cost, within 30 days of Substantial Completion (defined below), Landlord shall cause its architect to measure the actual dimensions of the Building and to determine the rentable square footage of the Building in accordance with BOMA Measurement Standard ANSI Z65.1-1996 (the “Measurement Standard”). Such determination shall be subject to review and approval by Tenant, such approval not to be unreasonably withheld, conditioned or delayed. In the event the rentable square footage calculated in accordance with the Measurement Standard differs from the rentable square footage set forth in subsection l(b), the rentable square footage shall be modified by amendment to this Lease and the Minimum Rent shall be modified accordingly pursuant to the same amendment based upon the per rentable square foot Minimum Rent ($14.86).

3. Acceptance of Premises: Tenant has examined and knows the condition of the Premises, streets, sidewalks, parking areas, curbs and access ways adjoining it, visible easements, any surface conditions and the present uses, and Tenant accepts them in the condition in which they now are, without relying on any representation, covenant or warranty by Tenant, except any representation, covenant or warranty expressly set forth in this Lease, and except as to the work to be performed by Landlord or its Agents under this Lease. Tenant’s occupancy of the Premises shall constitute acceptance of such work by Tenant, subject to completion by Landlord of all Punch List (defined below) items, and further subject to all other terms and conditions of this Lease and to latent defects of which Landlord is notified in writing within one (1) year after the Commencement Date.

4. Use; Compliance:

(a) Permitted Use. Tenant shall occupy and use the Premises for and only for the Use specified in Section l(e) above and in such a manner as is lawful. The Premises is zoned I (Industry).

(b) Compliance. (i) Landlord at its cost:

(aa) shall deliver the Premises to Tenant in compliance with all laws, ordinances, rules, orders, directives, regulations and requirements of all federal, state, county, and municipal governmental authorities and of all insurance bodies, applicable to the Premises (including the Lot and the Building), or any part thereof including without limitation ADA, OSHA, ASHRAE regulations governing indoor air quality, requirements relating to the protection of public health, safety and welfare, and all applicable environmental laws (“Applicable Laws”);

(bb) shall be responsible for compliance with Applicable Laws now in force or which may hereafter be in force with respect to the Premises’ Structural Components (defined in Section 7(d)(ii));

(cc) shall comply with Applicable Laws in force as of the Commencement Date affecting the design, construction and operation of the Premises (to the extent Tenant is not required to comply therewith as provided below) or relating to the performance by Landlord of any duties or obligations to be performed by it hereunder.

(ii) From and after the Commencement Date and during the Term, subject to the terms and conditions of this Lease, Tenant shall comply, at its sole expense (including making any alterations or improvements), with Applicable Laws (including the ADA) which impose any duty upon Landlord or Tenant with respect to Tenant’s particular use or occupancy of the Premises (but excluding Tenant’s use of the Premises to the extent it is consistent with use for general office purposes (including loan processing and call center)) or Tenant’s alteration of, or Tenant’s installations in or upon, the Premises; provided, however, in the event an Applicable Law first effective after the Commencement Date or an interpretation of an Applicable Law first effective after the Commencement Date requires improvements (other than with respect to the Premises’ Structural Components, as defined in Section 7(d)(ii), which shall be Landlord’s obligation) with which Tenant is not obligated to comply pursuant to this subsection (ii), Landlord shall comply with such requirement in which case Tenant shall pay Landlord the aggregate costs actually paid by Landlord for such improvements amortized on a straight-line basis in equal annual installments over the useful life of the improvements (determined in accordance with generally accepted accounting principles), for the balance of the Term (including any exercised options). At Landlord’s option and at Tenant’s expense, Landlord may assume Tenant’s compliance obligations under this Section 4(b)(ii) and Tenant shall pay to Landlord all reasonable costs thereof, together with interest thereon, as additional rent, provided Tenant has failed to meet such obligations after applicable notice and cure periods.

(c) Environmental. (i) During the Term, Tenant shall comply, at its sole expense, with all Applicable Laws, and all requirements of insurers relating to the treatment, production, storage, handling, transfer, processing, transporting, use, disposal and release of hazardous substances, hazardous mixtures, chemicals, pollutants, petroleum products, toxic or radioactive matter (“Hazardous Substances”) at the Premises (collectively “Environmental Requirements”), except that Tenant shall only be responsible for such compliance required as a result of the acts or omissions of Tenant, its agents, employees, contractors or invitees (“Agents”). Anything in this Lease to the contrary notwithstanding, Tenant’s environmental liability (including without limitation its compliance obligation) under this Lease, shall be limited to liability caused by the acts or omissions of Tenant or its Agents during the Term or the acts of Tenant or its Agents prior to the Term.

(ii) If at any time during the Term the removal, containment, remediation or abatement of any Hazardous Substances located on or in the Premises including the Building is required by any applicable environmental law (except if required due to the acts or omissions of Tenant or its Agents), Landlord shall proceed to remove, contain or abate the Hazardous Substance as required by applicable environmental laws.

(iii) If Tenant is required to deliver same to governmental authorities pursuant to Applicable Law, Tenant shall deliver to Landlord copies of all Material Safety Data Sheets or other written information prepared by manufacturers, importers or suppliers of any such Hazardous Substances. During the Term and for a period of eighteen (18) months thereafter, Tenant shall deliver to Landlord copies of all notices, filings, permits and any other written communications from or to Tenant and any entity regulating any Environmental Requirements with respect to the Premises.

(d) Notices. If at any time during or within eighteen (18) months after the Term, Tenant becomes aware of any claim, action or investigation relating to the Premises and regarding violation or alleged violation of the Environmental Requirements or the ADA by Tenant or its Agents, relating to the Premises, Tenant shall give Landlord written notice, within 15 days after first learning thereof, providing all relevant information in Tenant’s possession and copies of such notices.

5. Term. The Term of this Lease shall commence (the “Commencement Date”) on the date of Substantial Completion (defined in Section 28) of the improvements to be constructed by Landlord under Section 28, but not later than the date Tenant occupies the Premises for the conduct of its business, and shall end at 11:59 p.m. on the last day of the Term (the “Expiration Date”), without the necessity for notice from either party, unless sooner terminated in accordance with the terms hereof. Tenant shall, on or after the date of Substantial Completion (defined in Section 28) of the improvements to be constructed by Landlord under Section 28 and prior to the

Commencement Date, have the right, at Tenant’s own risk, expense and responsibility, to occupy the Premises, provided that in so doing Tenant shall not interfere with or delay the punch-list work to be performed by Landlord pursuant to Section 28 hereof. If Tenant occupies the Premises prior to the Commencement Date, Tenant shall abide by the terms and conditions of this lease, including without limitation, payment of all costs and expenses pursuant to Section 7 and any other additional rent or sums payable by Tenant to Landlord pursuant to this lease and providing the insurance coverages required pursuant to Section 7, as if the term of this lease had already commenced, except that Tenant shall have no obligation to pay the Minimum Rent or any portion thereof until the Commencement Date. Promptly after the Commencement Date, the Commencement Date and the Expiration Date shall be confirmed pursuant to a lease commencement certificate in the form attached as Exhibit ‘B’.” If Substantial Completion (defined below) does not occur on or before October 29, 2004 as a result of Tenant Delay (defined below), the Term and Tenant’s obligation to pay rent hereunder shall commence on the date (but not prior to October 29, 2004) Substantial Completion of the Premises would have occurred but for such Tenant Delay.

6. Minimum Rent. Tenant agrees to pay to Landlord the Minimum Rent in equal monthly installments in the amounts set forth in Section 1(d), in advance, on the first day of each calendar month during the Term, without notice, demand or setoff, at Landlord’s address designated at the beginning of this Lease, unless Landlord designates otherwise in writing upon 30 days notice. If the Commencement Date falls on a day other than the first day of a calendar month, the rent shall be apportioned pro rata on a per diem basis for the period from the Commencement Date until the first day of the following calendar month and shall be paid on or before the Commencement Date. As used in this Lease, the term “Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12 month period thereafter during the Term.

7. Operation of Property; Payment of Expenses.

(a) Payment of Expenses. Costs and expenses in connection with the ownership, operation, repair and maintenance of the Premises shall be paid in accordance with the terms of this Section 7. Except as otherwise expressly set forth herein, Tenant shall pay all costs and expenses in connection with the ownership, operation, repair and maintenance of the Premises.

(b) Impositions. As used in this Lease the term “impositions” refers to all levies, taxes (including sales taxes and gross receipt taxes) and assessments, which are applicable to the Term and the Premises, and which are imposed by any authority or under any law, ordinance or regulation thereof, or pursuant to any recorded covenants or agreements, upon or with respect to the Premises or any part thereof, or any improvements thereto. Tenant shall pay to Landlord with the monthly payment of Minimum Rent any imposition imposed directly upon this Lease or the Rent (defined in Section 7(g)) or amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest herein. Tenant shall pay to the local real estate tax office all real estate taxes and assessments and shall furnish to Landlord, not later than 10 days prior to the last day they may be paid without penalty, receipts or other evidence of payment thereof reasonably satisfactory to Landlord. Landlord or Tenant at their respective options shall have the right to contest any imposition, provided such contest does not operate to postpone payment of such taxes, is conducted in good faith and in accordance with Applicable Law and that such contest will not cause a lien to be placed on the Premises. Any such contest shall be done on a contingency fee basis and the cost of the contest shall be paid from the proceeds of any contest award. Notwithstanding whether Landlord or Tenant commences contest of any imposition, Landlord or Tenant shall be entitled to the proceeds or benefit thereof according to the extent to which the parties are responsible for the payment of such imposition under this Lease.

Nothing herein contained shall be interpreted as requiring (a) Tenant to pay any federal, state or local income, franchise, gift, transfer, excise, estate, inheritance, excess profits, or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any imposition or an increase in any imposition; or (b) Tenant to be responsible for any imposition that is not related to the Premises and the Term.

(c) Insurance.

(i) Property. Tenant at its expense shall keep in effect insurance against loss or damage to the Premises including the Building by fire and such other casualties as may be included within fire, extended coverage and ISO special form insurance covering the full replacement cost of the Building (including demolition, increased cost of construction, boiler and machinery, flood (including backup of sewers and drains), earthquake and coverage of Tenant’s personal property in, and any alterations by Tenant to, the Premises). Landlord and any mortgagee of Landlord shall be named as additional insured and loss payee with respect to the Premises (but not with respect to coverage of Tenant’s personal property in, and any alterations by Tenant to, the Premises). Such policy or policies (for Landlord’s property) shall be issued in industry-standard form or otherwise in form reasonably acceptable to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Premises is located and which has at all times during the Term a rating of no less than A-VI in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage.

(ii) Liability. Tenant at its expense shall keep in effect commercial general liability insurance with respect to the Premises, including contractual liability insurance, with such limits of liability for bodily injury (including death) and property damage to be not less than a combined single limit of $2,000,000 per occurrence and a general aggregate limit of not less than $5,000,000 (which aggregate limit shall apply separately to each of Tenant’s locations if more than the Premises); however, such limits shall not limit the liability of Tenant hereunder. The policy of commercial general liability insurance also shall name Landlord and Landlord’s agent (if timely communicated by Landlord to Tenant in writing) as additional insured parties with respect to the Premises, shall be written on an “occurrence” basis and not on a “claims made” basis, shall provide that it is primary with respect to any claims for which Tenant is responsible, shall provide that it shall not be cancelable or reduced without at least 30 days prior written notice to Landlord and shall be issued in industry-standard form or otherwise in form reasonably satisfactory to Landlord. The insurer shall be a responsible insurance carrier which is authorized to issue such insurance and licensed to do business in the state in which the Premises is located and which has at all times during the Term a rating of no less than A-VI in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord on or before the Commencement Date, and subsequently renewals of, a certificate of insurance evidencing such coverage and the waiver of subrogation described below.

Landlord, at its own expense, shall maintain commercial general liability (including contractual liability coverage applicable to indemnification provisions of this Lease) covering claims for personal and bodily injury and property damage in an amount not less than $2,000,000 per occurrence combined single limit and a general aggregate limit of not less than $5,000,000. Landlord’s insurance shall be primary for all claims for which Landlord is responsible.

(iii) Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant hereby release each other and waive any and all claims and rights of recovery that they may have against each other and their respective members, officers, directors, partners, shareholders, employees, agents and representatives for loss or damages covered by fire, extended coverage, “all risk” or similar policies maintained (or required to be maintained) by such party under this Lease even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents. Landlord and Tenant shall have included in their respective property insurance policies waivers of their respective insurers’ right of subrogation against the other party. Tenant assumes all risk of damage of Tenant’s property within the Premises, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft or other cause, unless such loss or damage is caused by the gross negligence or willful misconduct of Landlord or its Agents.

(iv) Increase of Premiums. Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including commercial general liability) from companies and in a form reasonably satisfactory to Landlord. If any breach of the preceding sentence by Tenant causes the rate of Landlord’s insurance to be increased, Tenant shall pay the amount of such increase as additional rent promptly upon being billed.

(d) Repairs and Maintenance.

(i) Except as otherwise expressly provided in this Lease, during the Term, Tenant at its sole expense shall maintain the Premises in good order and condition, make all repairs necessary to maintain such condition, whether such repairs are interior or exterior, and repair any damage to the Premises. All repairs made by Tenant shall utilize materials and equipment which are comparable to those originally used in constructing the Building. The Term “repair” when used in this Subsection (d) shall include replacements and renewals when necessary. Tenant at its cost and expense shall maintain and repair following initial installation by Landlord pursuant to Section 28, the HVAC, mechanical, fire sprinklers, electrical (including connectivity with Bishop’s Gate I, II and IV), utilities/sewer and plumbing systems serving the Premises (collectively the “Building Systems”), and the roof (including the roof membrane) pursuant to service contracts acceptable to Landlord (such acceptance not to be unreasonably withheld, conditioned or delayed). Tenant shall also be responsible to maintain and repair the roads and parking lots following Landlord’s initial installation thereof. Tenant shall also be responsible to provide for landscaping (pursuant to a service contract acceptable to Landlord, such acceptance not to be unreasonably withheld, conditioned or delayed) and snow removal services. Notwithstanding the foregoing, in the event Tenant is required to replace the roof and/or the HVAC and/or the mechanical equipment serving the Building, Landlord shall replace same if reasonably necessary, in which case Tenant shall reimburse Landlord the aggregate cost actually paid by Landlord for the replaced item amortized on a straight-line basis in equal annual installments over the useful life of the item (determined in accordance with generally accepted accounting principles), for the balance of the Term (including any exercised renewal options). Landlord shall deliver warranties for Building Systems and roof and all other manufacturers’ warranties to Tenant (giving Tenant the full benefit thereof) at the time of Substantial Completion. The roof warranty shall be an industry-standard 10 year warranty in accordance with the Specifications (defined below); provided that if available and desired by Tenant, such warranty will be upgraded at Tenant’s expense. Prior to selection of the roofing contractor, a copy of the roof warranty offered shall be delivered to Tenant for its review.

(ii) Landlord shall, at its sole cost and expense, maintain, repair and replace the structural components, exterior walls, window fenestration, load bearing interior walls, foundation, and columns of the Building (collectively “Structural Components”); provided that Landlord shall have no obligation to make any repair until Landlord receives written notice of the need for such repair.

(iii) Notwithstanding anything herein to the contrary, replacements of the Building Systems and the roof or repairs and replacements of the Structural Components made necessary by the negligence or willful misconduct of Tenant or its Agents or Tenant’s failure to maintain the Building Systems and/or roof in accordance with the terms of any applicable warranty, shall be made at the sole expense of Tenant to the extent not covered by any applicable warranty or insurance proceeds paid to Landlord.

(iv) Notwithstanding anything herein to the contrary, repairs and replacements of the Premises made necessary by the negligence or willful misconduct of Landlord or its Agents shall be made at the sole expense of Landlord to the extent not covered by any applicable warranty or insurance required to be or actually maintained by Tenant hereunder.

(e) Utilities. Landlord at its expense shall bring water, sewer, gas, electric, heat, power, telephone and other communication services to the Premises pursuant to the terms of Section 28 and Exhibits E and F hereto, and Tenant shall pay for its use of such services and the maintenance and repair thereof pursuant to this Lease. Landlord shall be responsible at its cost and expense to maintain, repair and replace electric, water, sewer and gas lines from the street to the Building. Tenant shall be responsible at its cost to maintain, repair and replace electric, water, sewer and gas lines inside the Building. Tenant shall pay for the use of such utilities directly to the appropriate supplier. Landlord represents and warrants that the electricity it provides to the Building will have a minimum capacity equal to that contemplated in Exhibit F.

Landlord and Tenant hereby acknowledge that legislative/regulatory changes have been proposed and may be enacted or promulgated during the Term which shall affect the utility industry and may provide Landlord and Tenant with opportunities to reduce charges for electric service through direct access to sources of power other than the current electric utility. In the event Tenant desires to purchase power directly from these alternative sources during the Term, Tenant shall have the right and option to do so, and Landlord shall use reasonable efforts to assist Tenant in connection therewith, provided that such direct purchase shall not result in capital costs to be incurred by Landlord.

(f) Landlord shall not be responsible or liable for any interruption in services hereinabove identified nor shall such interruption affect the continuation or validity of this Lease; provided, however, if as a result of the negligence or willful misconduct of Landlord or its Agents, such services are interrupted and any portion of the Building becomes unusable by Tenant for the conduct of its business for five (5) consecutive business days by reason thereof, Rent and other charges payable hereunder shall abate thereafter until such portion of the Building becomes usable by Tenant for the conduct of its business, such abatement to be in the proportion that the unusable square footage bears to the total square footage of the Building.

(g) Building Systems. Landlord shall deliver all Building Systems and Structural Components in good working order and repair and in compliance with Applicable Laws on the Commencement Date. To the extent not covered by applicable warranties to be delivered to Tenant pursuant to Section 7(d)(i), Landlord will, at no charge to Tenant, repair any defects in the Building Systems not caused by the acts or omissions of Tenant or its Agents for a period of one (1) year after the Commencement Date.

(h) “Rent”. The term “RENT” as used in this Lease means the Minimum Rent and any other additional rent or sums payable by Tenant to Landlord pursuant to this Lease, all of which shall be deemed rent for purposes of Landlord’s rights and remedies with respect thereto. Tenant shall pay all Rent to Landlord within 30 days after Tenant is billed, unless otherwise provided in this Lease. Anything to the contrary contained in this Lease notwithstanding, with respect to any payment which Tenant is required to make under this Lease (other than a monthly recurring charge), the due date for such payment shall be 30 days after Tenant’s receipt of an invoice with reasonable supporting documentation.

(i) With respect to all work performed by Landlord under this Lease (after the initial improvements), Landlord agrees that without the prior written consent of Tenant, such work shall not (i) reduce the floor area of the Premises, (ii) affect Tenant’s layout (including access to the Premises), or (iii) materially and unreasonably interfere with Tenant’s use and enjoyment of the Premises. Furthermore, any pipes or conduits that may be installed by Landlord in the Premises shall be installed above the ceiling, below the floor or concealed or boxed in a manner consistent with Tenant’s decor. All such work shall be performed by Landlord in such a way as to minimize disruption to Tenant’s business, and any damage caused to the Premises (including Tenant’s decor) shall be repaired by Landlord at its sole cost and expense.

(j) Parking. At its sole cost and expense and pursuant to the Building Plans (defined below), Landlord shall deliver the Premises with a parking lot for Tenant’s use consisting of 7 parking spaces per 1000 square feet of rentable space in the Building, subject to the requirements of any municipal approvals received by Landlord with respect to the Premises and the Building.

8. Signs. Landlord, at Landlord’s expense, will place Tenant’s name and suite number on the Building standard sign and on or beside the entrance door to the Premises and shall place a monument sign on the Premises consistent with Landlord’s obligations under Exhibits F and G hereto. Except for signs which are located wholly within the interior of the Premises and not visible from the exterior of the Premises, no signs shall be placed on the Premises without the prior written consent of Landlord which shall not be unreasonably withheld. Landlord hereby consents to the signage included on the Exhibits to this Lease and no further consent shall be required with respect thereto. All signs installed by Tenant shall be maintained by Tenant in good condition and Tenant shall remove all such signs (except for any monument signs) at the termination of this Lease and shall repair any damage caused by such installation, existence or removal. Landlord, at Landlord’s expense, will put Tenant’s name on the Building, provided such signage is in compliance with Applicable Laws and, if not included as an Exhibit to this Lease, subject to Landlord’s prior written consent, which shall not be unreasonably withheld.

9. Alterations and Fixtures.

(a) Subject to Section 10, Tenant shall have the right to install its trade fixtures in the Premises, provided that no such installation or removal thereof shall affect any structural portion of the Premises nor any utility lines to the Building. At the expiration or termination of this Lease and at the option of Landlord or Tenant, Tenant shall remove such installation(s) and, in the event of such removal, Tenant shall repair any damage caused by such installation or removal; if Tenant, with Landlord’s written consent, elects not to remove such installation(s) at the expiration or termination of this Lease, all such installations shall remain on the Premises and become the property of Landlord without payment by Landlord. Anything in this Lease to the contrary notwithstanding, Tenant shall not be required to remove any (i) improvements performed by Landlord pursuant to the Building Plans (defined below), (ii) subsequent tenant improvements for which Landlord did not require such removal at the time of Tenant’s request for non-removal thereof (as set forth in subsection (b) below), or (ii) security systems, lighting or light fixtures, wall coverings, drapes, blinds, or other window coverings, carpet or other floor covering.

(b) Except for non-structural changes which do not exceed $25,000 per project and do not materially and adversely affect the value of the Premises, Tenant shall not make or permit to be made any alterations to the Premises without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, and which shall be granted or denied within 5 business days of the date Landlord receives written request therefor accompanied by all required plans and specifications therefor. If third party architectural/engineering review is reasonably required in order for Landlord to evaluate such proposed alterations, Tenant shall pay the reasonable costs of any required review. In making any alterations, (i) Tenant shall deliver to Landlord the plans, specifications and necessary permits, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and Landlord’s agent as additional insureds, at least 10 days prior to commencement thereof, (ii) such alterations shall not impair the structural strength of the Building or reduce the value of the Premises or affect any utility lines to the Building, and (iii) Tenant shall comply with Section 10. Except as otherwise expressly provided in this Lease, all alterations to the Premises by Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time all such alterations (except for moveable furniture, fixtures and equipment and except for any trade fixtures) shall remain on the Premises and become the property of Landlord without payment by Landlord unless Landlord shall have given written notice to Tenant to remove the same at the time Tenant requested consent therefor if Tenant requested nonremoval in writing, in which event Tenant will remove such alterations and repair any resulting damage. At Tenant’s request prior to Tenant making any alterations, Landlord shall, within 5 business days of receipt of written request by Tenant that it be permitted to leave such alterations on the Premises at the expiration of termination of the Lease, notify Tenant in writing whether Tenant is required to remove such alterations at the expiration or termination of this Lease.

10. Mechanics’ Liens. Tenant shall pay promptly any contractors and materialmen not hired by Landlord or its Agents who supply labor, work or materials to Tenant at the Premises and shall take all steps permitted by law in order to avoid the imposition of any mechanic’s lien upon all or any portion of the Premises Should any such lien be filed for work performed for Tenant other than by Landlord or Landlord’s

Agents, Tenant shall bond against or discharge the same within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien. Nothing in this Lease is intended to authorize Tenant to do or cause any work to be done or materials to be supplied for the account of Landlord. All work performed by Tenant shall be solely for Tenant’s account and at Tenant’s risk and expense. Throughout this Lease the term “mechanic’s lien” is used to include any lien, encumbrance or charge levied or imposed upon all or any portion of, interest in or income from the Premises on account of any mechanic’s, laborer’s, materialman’s or construction lien or arising out of any debt or liability to or any claim of any contractor, mechanic, supplier, materialman or laborer not hired by Landlord or its Agents.

11. Landlord’s Right of Entry.

Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in the event of an emergency), for the purpose of carrying out its obligations under this Lease including maintenance or making repairs, alterations or additions as well as to inspect the Premises for the performance of Landlord’s obligations hereunder, exhibit the Premises for the purpose of sale or mortgage and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant. Landlord will make reasonable efforts not to inconvenience Tenant in exercising the foregoing rights, but shall not be liable for any loss of occupation or quiet enjoyment thereby occasioned. In the event that Landlord or its Agents are grossly negligent or guilty of willful misconduct in the exercise of such rights as a result of which any portion of the Premises becomes unusable by Tenant for the conduct of its business for five (5) consecutive business days, Rent and other charges payable hereunder shall abate thereafter until such portion of the Premises becomes usable by Tenant for the conduct of its business, such abatement to be in the proportion that the unusable square footage bears to the total square footage of the Premises. If requested by Tenant, a representative of Tenant shall accompany Landlord and its Agent on any such entry, except in the event of an emergency.

12. Damage by Fire or Other Casualty.

(a) If the Premises or Building shall be damaged or destroyed by fire or other casualty, Tenant promptly shall notify Landlord and Landlord, subject to the conditions set forth in this Section 12, shall repair such damage and restore the Premises to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures or alterations installed by Tenant. Landlord shall notify Tenant in writing, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, Tenant may terminate this Lease effective as of the date of casualty by giving written notice to Landlord within 10 days after Landlord’s notice. Notwithstanding anything to the contrary contained in this Subsection, in the event Landlord (i) does not notify Tenant that such repair and restoration is anticipated to take more than 180 days to complete, or (ii) notifies Tenant that such repair and restoration will require more than 180 days to complete and Tenant does not terminate this Lease as provided above, and such restoration is not, in fact, substantially completed within said time period, as said time period shall be extended for Force Majeure (defined below) and Tenant Delay (defined below), then Tenant shall have the option to terminate this Lease on 30 days prior written notice by giving Landlord notice of such termination within 10 days after expiration of such time period, provided, however, that if Tenant gives such notice of termination pursuant to this paragraph and Landlord then substantially completes the restoration and repair with such 30 day period, then Tenant’s notice of termination shall be deemed revoked and this Lease shall continue in full force and effect. Further, if a casualty to a material portion of the Building occurs during the last 12 months of the Term or any extension thereof, Landlord or Tenant may cancel this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.

(b) Tenant on Landlord’s behalf shall maintain an industry-standard 12 month rental coverage endorsement or other comparable form of coverage as part of its fire, extended coverage and special form insurance. Tenant will receive an abatement of its Minimum Rent and Additional Rent to the extent the Premises are rendered untenantable, such abatement to be in the proportion that the number of rentable square feet of the Building rendered untenantable bears to the total number of rentable square feet in the Building.

13. Condemnation.

(a) Termination. If (i) all of the Premises are taken by a condemnation or otherwise for any public or quasi-public use, (ii) any part of the Premises is so taken and the remainder thereof is insufficient for the reasonable operation of Tenant’s business, or (iii) any of the Building is so taken and condemnation proceeds are insufficient to restore same to an architectural whole, then this Lease shall terminate and all unaccrued obligations hereunder shall cease as of the day before possession is taken by the condemnor.

(b) Partial Taking. If there is a condemnation and this Lease has not been terminated pursuant to this Section, (i) Landlord shall restore the Building and the improvements (including the parking facilities) which are a part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which the condemnor took possession, and (ii) the obligations of Landlord and Tenant shall be unaffected by such condemnation except that there shall be an equitable abatement of the Minimum Rent according to the number of rentable square feet of the Building which has been taken.

(c) Award. In the event of a condemnation affecting Tenant, Tenant shall have the right to make a claim against the condemnor for moving expenses, business dislocation damages, loss of business, relocation costs or depreciation to, damage to, or cost of removal of, or for the value of stock, trade fixtures, furniture and other personal property of Tenant, or any other claim permitted by law (other than for leasehold damages) provided the claim does not reduce the sums otherwise payable by the condemnor to Landlord. Except as aforesaid and except as set forth in (d) below, Tenant hereby assigns all claims against the condemnor to Landlord.

(d) Temporary Taking. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any rental abatement. Any award made by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein.

14. Non-Abatement of Rent. Except as otherwise expressly provided as to damage by fire or other casualty in Section 12(b), as to condemnation in Section 13(b), or elsewhere in this Lease, there shall be no abatement or reduction of the Rent for any cause whatsoever, and this Lease shall not terminate, and Tenant shall not be entitled to surrender the Premises.

15. Indemnification. (a) Subject to Section 7(c)(iii), Tenant will protect, indemnify and hold harmless Landlord (including its parent, subsidiaries and related entities) and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises or arising out of the occupancy or use of the Premises by Tenant or its Agents or occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence or willful misconduct of Landlord or its Agents. In case any action or proceeding is brought against Landlord and/or its Agents by reason of the foregoing, Tenant, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Landlord and its Agents) designated by the insurer whose policy covers such occurrence or by counsel designated by Tenant and reasonably approved by Landlord and its Agents. Tenant’s obligations pursuant to this Section 15 shall survive the expiration or, termination of this Lease.

(b) Subject to Section 7(c)(iii), Landlord will protect, indemnify, and hold harmless Tenant (including its parent, subsidiaries and related entities) and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) in connection with loss of life, personal injury or damage to property in or about the Premises which is occasioned wholly or in part by any act or omission of Landlord or its Agents, whether prior to, during or after the Term, except to the extent such loss, injury or damage was caused by the negligence or willful misconduct of Tenant or its Agents. In case any action or proceeding is brought against Tenant by reason of the foregoing, Landlord, at its expense, shall resist and defend such action or proceeding, or cause the same to be resisted and defended by counsel (reasonably acceptable to Tenant) designated by the insurer whose policy covers such occurrence or by counsel designated by Landlord and reasonably approved by Tenant. Landlord’s obligations pursuant to this Section 15 shall survive the expiration or termination of this Lease.

Landlord shall have the right to lease such space to any party (subject to the Use permitted under Section 4).

(e) The terms and conditions of any proposed assignment of this Lease, or sublease of all or a portion of the Premises, to include any space which Landlord has elected not to recapture, shall be communicated to Landlord prior to the effective date thereof and shall be subject to the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed and shall be granted or denied within 10 days, provided and upon the condition that any new tenant(s) or occupant(s) is engaged in an office use. The financial condition of a proposed assignee or sublessee shall not constitute grounds for Landlord to withhold consent to a proposed assignment or sublease provided that the Guaranty (as hereinafter defined) remains in full force and effect.

(f) Notwithstanding anything herein to the contrary, the Premises may be used and/or occupied, without Landlord’s consent, by any parent, division, affiliate or subsidiary of Tenant, or in connection with a merger, consolidation or reorganization without the same being deemed an assignment or sublet, provided that such entity is engaged in a business or activity which is in keeping with the Use under Section 4. A sale of all, or substantially all, of assets or stock, or a public offering or distribution of stock, of Tenant or the business unit or division occupying the Premises, shall not be deemed an assignment for purposes of requiring Landlord’s consent. (All of the foregoing being hereinafter referred to as “Permitted Transfers”). A Permitted Transfer shall not be subject to any Landlord recapture or rent sharing rights. Within 20 days of any Permitted Transfer, Tenant shall provide Landlord with notice thereof and copies of relevant documents evidencing said transfer. Any lease transfer not in conformity with this Section 18 shall be void at the option of Landlord, and Landlord may exercise any or all of its rights under Section 23. A consent to one transfer shall not be deemed to be a consent to any subsequent transfer. “Transfer” shall include any sublease, assignment, license or concession agreement, mortgage or hypothecation of this Lease or Tenant’s interest therein or in all or a portion of the Premises, except as otherwise provided herein.

(g) Conditions. The following shall apply to any transfer, with or without Landlord’s consent.

(i) As of the date of any transfer, Tenant shall not be in monetary or other material default under this Lease.

(ii) No transfer shall relieve Tenant of its obligation to pay the Rent and to perform all its other obligations hereunder (except for a transfer to Landlord pursuant to Landlord’s recapture right). The acceptance of Rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer.

(h) Conditions. The following shall apply to any transfer requiring Landlord’s consent.

(i) Each transfer shall be by a written instrument in form and substance reasonably satisfactory to Landlord and in the case of an assignment shall include an assumption of liability by any transferee of all Tenant’s obligations and the transferee’s ratification of and agreement to be bound by all the provisions of this Lease.

(ii) Each transfer shall afford Landlord the right of direct action against the transferee pursuant to the same remedies as are available to Landlord against Tenant provided the Tenant is in default under this Lease and only after all applicable notice and cure rights have been exhausted.

(iii) Each transfer shall be by a written instrument executed by Tenant and transferee.

(iv) Tenant shall pay, within 10 days of receipt of an invoice which shall be no less than $250, Landlord’s reasonable attorneys’ fees and costs in connection with the review, processing and documentation of any transfer for which Landlord’s consent is requested.

(v) Tenant shall pay to Landlord monthly, 50% of the amount of rent received by Tenant from any such assignee or subtenant in excess of the Minimum Rent, after provision has been made for the payment of broker’s commissions actually incurred in connection with such subletting or assignment and the recovery by Tenant of reasonable fit-up costs actually expended by Tenant in connection with any such subletting or assignment.

19. Subordination; Mortgagee’s Rights.

(a) This Lease shall be subordinate to any first mortgage or other primary encumbrance now or hereafter affecting the Premises, provided Tenant is furnished with a commercially reasonable nondisturbance agreement by any such mortgage holder to the effect that so long as Tenant is not in default of its obligations hereunder (after the expiration of applicable notice and/or cure periods), Tenant’s possession of the Premises shall not be disturbed as a result of a default under such mortgage and the exercise of such mortgage holder’s rights thereunder, and the obligations and rights of Tenant under the Lease shall remain in full force and effect. Although the subordination is self-operative, within-30 days after written request, Tenant shall execute and deliver any further instruments confirming such subordination of this Lease and any further instruments of attornment that may be reasonably requested by any such mortgagee or Landlord. However, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery.

(b) It is understood and agreed that any mortgagee shall not be liable to Tenant for any security deposit or advance rent in excess of 1 month paid by Tenant to

Landlord unless such funds actually have been transferred to such mortgagee by Landlord.

20. Recording; Estoppel Certificates.

(a) Provided Tenant is not then in default hereunder, Tenant may record the Memorandum of Lease annexed hereto as Exhibit “C” at any time after Landlord has obtained title to the Lot.

(b) Within 15 days after Landlord or Tenant’s written request of the other, from time to time Landlord and Tenant shall deliver to each other estoppel certificates stating that this Lease is in full force and effect and has not been modified and otherwise as set forth in the form of estoppel certificate attached as Exhibit “D” or with such modifications as may be necessary to reflect accurately the stated facts and/or such other certifications as may be reasonably requested by a mortgagee or purchaser. Landlord and Tenant understand that their failure to execute such documents may cause the other party serious financial damage by causing the failure of a financing, credit, sale or assignment transaction. Both parties further understand the legal significance of an estoppel certificate and the importance of the certificate’s accuracy and reasonableness.

21. Surrender; Abandoned Property.

(a) Subject to the terms of Sections 9(b), 12 and 13, at the expiration or termination of this Lease, Tenant promptly shall yield up in the same condition, order and repair in which they are required to be kept throughout the Term, the Premises and all improvements thereto, and all fixtures and equipment servicing the Building, ordinary wear and tear excepted.

(b) Upon or prior to the expiration or termination of this Lease, Tenant shall remove any personal property from the Premises. Any personal property remaining thereafter shall be deemed conclusively to have been abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property as its property. If any part thereof shall be sold, then Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage and any Rent due under this Lease.

(c) If Tenant, or any person claiming through Tenant, shall continue to occupy the Premises after the expiration or termination of this Lease or any renewal thereof, such occupancy shall be deemed to be under a month-to-month tenancy under the same terms and conditions set forth in this Lease, except that the monthly installment of the Minimum Rent during such continued occupancy shall be 150% of the amount applicable to the last month of the Term. Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute a default hereunder and shall be subject to all the remedies available to Landlord.

22. Curing Tenant’s Defaults. If an event of default by Tenant has occurred hereunder, Landlord, without any obligation to do so, in addition to any other rights it may have in law or equity, may elect to cure such default on behalf of Tenant after written notice and opportunity to cure set forth in Section 23(c). Tenant shall reimburse Landlord upon demand for any reasonable sums paid or costs incurred by Landlord in curing such default, including interest thereon from the respective dates of Landlord’s incurring such costs, which sums and costs shall be deemed additional rent.

23. Defaults – Remedies.

(a) Defaults. It shall be an event of default:

(i) If Tenant does not pay in full when due any and all Rent;

(ii) If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease;

(iii) If Tenant becomes insolvent or bankrupt in any sense or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided, however, that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute a default until such proceeding has continued unstayed for more than 60 consecutive days.

(b) Remedies. Then, and in any such event, Landlord shall have the following rights:

(i) To charge a late payment fee equal to 5% of any amount due and owing to Landlord pursuant to this Lease which is not paid within 5 days after the due date.

(ii) To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord’s option, make alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii) To accelerate the whole or any part of the Rent for the balance of the Term, and declare the same to be immediately due and payable.

(iv) To terminate this Lease and the Term without any right on the part of Tenant to save the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.

(c) Grace Period. Notwithstanding anything hereinabove stated, neither party will exercise any available right or remedy because of any event of default of the other, except those remedies contained in subsection (b)(i) of this Section, unless such party shall have first given 10 days written notice thereof to the defaulting party in the case of default under Section 23(a)(i), and 30 days written notice thereof to the defaulting party in the case of default under Section 23(a)(ii), and the defaulting party shall have failed to cure the event of default within the applicable period; provided, however, that:

(i) Only a 5-day notice shall be required for failure of either party to comply with the provisions of Section 20(b).

(ii) Landlord shall not be required to give such notice more than 2 times during any 12 month period.

(iii) If an event of default under Sections 23(a)(ii) or (iii) cannot reasonably be cured within 30 days, neither party will exercise any right if the defaulting party begins to cure the event of default within the 30 days and continues actively and diligently in good faith to completely cure said event of default.

(iv) The parties agree that any notice given pursuant to this Subsection 23(c) which is served in compliance with Section 27 shall be adequate notice for the purpose of exercise of any available remedies.

(d) Non-Waiver; Non-Exclusive. No waiver by one party of the other party’s breach shall be a waiver of any subsequent breach, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach. Efforts to mitigate damages caused by the other party’s default shall not constitute a waiver of the non-defaulting party’s right to recover damages hereunder. No right or remedy herein conferred upon or reserved is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e) In the event of any default under this Lease by Landlord, Landlord shall have 30 days after receipt of written notice thereof to cure such default, unless it shall be of a nature that it cannot reasonably be cured within said 30 day period, in which event Landlord shall have a reasonable period of time to cure such default provided that Landlord commences to cure such default within said 30 day period and thereafter diligently prosecutes such cure to completion. If Landlord fails to cure any default within the cure period specified above, Tenant without limiting any of its rights or remedies permitted at law or in equity, shall have the right (but not the obligation) to cure such default and to charge Landlord for the reasonable cost thereof.

(f) Mitigation Obligation. Landlord and Tenant agree to mitigate damages in the event of default hereunder. Landlord shall use commercially reasonable efforts to relet the Premises and to mitigate its damages hereunder, but shall not be required to prefer the Premises over other space available for lease in the Building or in other buildings owned by Landlord in the geographic area in which the Building is located.

(g) Costs and Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

24. Representations of Tenant. Tenant represents to Landlord and agrees that:

(a) The word “Tenant” as used herein includes the Tenant named above as well as its successors and assigns, each of which shall be under the same obligations and liabilities and each of which shall have the same rights, remedies, privileges, authorities and powers as it would have possessed had it originally signed this Lease as Tenant. No officer, director, or principal of Tenant shall have any liability with respect to any of the provisions of this Lease or the Premises, and if Tenant is in breach with respect to Tenant’s obligations under this Lease or otherwise, subject to Section 7(c) (insurance), Landlord shall look solely to Tenant and Guarantor (defined below) pursuant to the terms of the Guaranty (defined below) for satisfaction of Landlord’s claims. Each and every person named above as Tenant shall be bound jointly and severally by the terms, covenants and agreements contained herein. However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant immediate or remote, unless Tenant has complied with the terms of Section 18 and the assignment to such assignee is permitted or has been approved in writing by Landlord as required herein. Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant and shall have the same force and effect as if given by or to all thereof.

(b) Tenant is a duly existing corporation and has the power and authority to enter into this Lease and to perform its obligations hereunder. The execution and delivery of this Lease has been approved by the authorized Board of Directors of Tenant and no further corporate action is required on the part of Tenant to consummate the transaction contemplated hereby. The corporate officers executing this Lease on behalf of Tenant have all requisite authority to execute this Lease. There are no proceedings pending or threatened by or against Tenant in bankruptcy, insolvency or reorganization in any state or federal court.

25. Liability of Landlord. (a) The word “Landlord” as used herein includes the Landlord named above as well as its successors and assigns, each of which shall have the obligations and liabilities and each of which have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord. Any such person or entity, whether or not named herein, shall have no liability hereunder after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability therefor upon transfer of such portion to its successor in interest) and Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which thereafter shall accrue. Neither Landlord nor any principal of Landlord nor any owner of the Premises, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise (except with respect to Landlord’s obligations under Section 28), Tenant shall look solely to the equity of Landlord in the Premises and any proceeds of liability insurance maintained by Landlord pursuant to Section 7(c)(ii), for the satisfaction of Tenant’s claims. Notwithstanding the foregoing, no mortgagee or ground lessor succeeding to the interest of Landlord hereunder (either in terms of ownership or possessory rights) shall be (a) liable for any previous act or omission of a prior landlord, (b) subject to any rental offsets or defenses against a prior landlord, or (c) liable for payment by Tenant of Minimum Rent in advance in excess of one monthly installment.

(b) If Landlord is a corporation, partnership or any other form of business association or entity, Landlord is duly formed and in good standing, and has full corporate or partnership power and authority, as the case may be, to enter into this Lease and has taken all corporate or partnership action, as the case may be, necessary to carry , out the transaction contemplated herein, so that when executed, this Lease constitutes a valid and binding obligation enforceable in accordance with its terms.

26. Interpretation; Definitions.

(a) Captions. The captions in this Lease are for convenience only and are not a part of this Lease and do not in any way define, limit, describe or amplify the terms and provisions of this Lease or the scope or intent thereof.

(b) Entire Agreement. This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises. No rights, easements or licenses are acquired in the Premises or any land adjacent to the Premises by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. This Lease shall not be modified in any manner except by an instrument in writing executed by the parties. The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number. The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation. Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c) Covenants. Each covenant, agreement, obligation, term, condition or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided. All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d) Interest. Wherever interest is required to be paid hereunder, such interest shall be at the highest rate permitted under law, but not in excess of the prime interest rate published in The Wall Street Journal (or similar national publication) from time to time.

(e) Severability; Governing Law. If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises is located.

(f) “Mortgage” and “Mortgagee”. The word “mortgage” as used herein includes any lien or encumbrance on the Premises or on any part of or interest in or appurtenance to the Premises, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate. The word “mortgagee” as used herein includes the holder of any mortgage, including any ground lessor if Landlord’s interest is or becomes a leasehold estate. Wherever any right is given to a mortgagee, that right may be exercised on behalf of such mortgagee by any representative or servicing agent of such mortgagee.

(g) “Person”. The word “person” is used herein to include a natural person, a partnership, a corporation, an association and any other form of business association or entity.

27. Notices. Any notice or other communication under this Lease shall be in writing to Landlord at its address specified at the beginning of this Lease (or to such other address as Landlord may designate by 30 days’ prior written notice to Tenant) with a copy to any mortgagee or other party timely designated in writing by Landlord. Any notice to Tenant hereunder shall be sent to Tenant at the address specified at the beginning of this Lease (or to such other address as Tenant may designate by 30 days, prior written notice to Landlord), Attention, Vice President of Corporate Real Estate, and

a copy to Cendant Mortgage, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, Attention: Pat Cummings, and Cendant Operations, Inc., 1 Campus Drive, Parsippany, New Jersey 07054, Attention: Legal Department. Each notice or other communication shall be deemed given if sent by prepaid overnight delivery service or by certified mail, return receipt requested, postage prepaid or in any other manner, with delivery in any case evidenced by receipt, and shall be deemed received on the day of the actual receipt by the intended recipient or on the business day delivery is refused. The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord; however, the foregoing provisions governing the date on which a notice is deemed to have been received shall mean and refer to the date on which a party to this Lease, and not its counsel or other recipient to which a copy of the notice may be sent, is deemed to have received or refused the notice.

28. Building and Premises Improvements.

(a) Construction of Building and Premises. Landlord, at Landlord’s sole cost and expense, shall construct the Building and the Premises in accordance with the list of plans attached or to be attached as Exhibit “E” including rendering, site plan, Building elevations and prototype floor plan (the “Plans”), and the specifications attached as Exhibit “F” (prototype technical descriptions) (the “Specifications”) (collectively Exhibits “E” and “F” shall be referred to as the “Building Plans”). The Building Plans include or shall include, without limitation, the following elements of the Premises: site work, landscaping and irrigation; patio seating; signage (including exterior monument signage, kitchen signage, and exit signs); Building shell (foundation, steel, precast, glass and roof); concrete floors; lobby and core areas; emergency generator/UPS; power to workstations; fitness room (excluding the equipment therefor); computer room with raised floor; fire protection (including fire extinguishers), PDU, and air conditioning; tenant fitout; kitchen/servery, security system; DataTrax; sound masking; voice/data cabling systems including building interconnect and racks (“Building Interconnect and Racks Systems”); Building Systems including mechanical, HVAC, rooftop systems including low and medium pressure duct work, VAV boxes and diffusers, electrical, utilities/sewer, plumbing systems and fire sprinkler distribution system. Landlord shall pay for and obtain all permits, make all required filings and obtain all final approvals for the improvements to be constructed by Landlord hereunder. All work shall be completed in accordance with plans and specifications consistent with Exhibit “F” to be prepared by Landlord and approved by Tenant, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing and notwithstanding anything to the contrary set forth in the Building Plans, the Building Interconnect and Racks Systems to be purchased and installed by Landlord are subject to an allowance of $150,000 (the “Building Interconnect and Racks Allowance”). To the extent the costs incurred by Landlord for the purchase and installation of the Building Interconnect and Racks Systems (“Landlord’s Cost”) exceed the Building Interconnect and Racks Allowance, Tenant shall pay such excess to Landlord within ten (10) days after receipt of invoice therefor accompanied by reasonable supporting documentation. It is expressly agreed and understood that Tenant shall, at its sole cost and expense, purchase or lease and install the PBX phone switch, telephone recording equipment and voice/data network equipment notwithstanding anything to the contrary in the Building Plans.

Within thirty (30) days after Tenant delivers to Landlord’s architect all of Tenant’s requirements for the Premises, Landlord shall deliver to Tenant for its approval a detailed space plan (“Space Plan”) for the Premises, which shall include, without limitation, the location of doors, partitions, electrical and telephone outlets, plumbing fixtures, heavy floor loads and other special requirements. The Space Plan shall be consistent with the requirements of Exhibit “F”. Within 5 business days after receipt by Tenant of the Space Plan, Tenant (i) shall give its written approval with respect thereto; or (ii) shall notify Landlord in writing of its disapproval and state the grounds for such disapproval and the revisions or modifications necessary for the Tenant to give its approval. It shall not be grounds for disapproval of the Space Plan that the Space Plan does not include items not shown on Exhibit “F” unless Tenant agrees to pay for cost increases necessary to effectuate such changes. Within 5 business days following Landlord’s receipt of Tenant’s disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within 5 business days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein. This process shall continue until the Space Plan is approved by both parties. Landlord shall thereafter promptly submit final Building Plans and specifications including signed and sealed architectural drawings, site plan and mechanical, electric and plumbing drawings, for Tenant’s approval. Within 5 business days after Tenant’s receipt of the final Building Plans and specifications, Tenant shall (i) give its written approval with respect thereto, or (ii) notify Landlord in writing of its disapproval and state the grounds for such disapproval and the revisions necessary for Tenant to give its approval. It shall not be grounds for disapproval of the final Building Plans and specifications that the final Building Plans and specifications do not include items not shown on Exhibit “F” unless Tenant agrees to pay for cost increases necessary to effectuate such changes. Within 5 business days following Landlord’s receipt of Tenant’s disapproval, Landlord shall submit to Tenant for approval the requested revisions or modifications. Within 5 business days following receipt by Tenant of such revisions or modifications, Tenant shall give its written approval with respect thereto or shall request other revisions or modifications therein. This procedure shall continue until the final Building Plans and specifications are approved by Landlord and Tenant. The approved final Building Plans and specifications shall be incorporated into this Lease as Exhibit “E” by reference. All costs involved in approving, drafting and preparing the Space Plan and final Building Plans shall be paid by Landlord.

(b) Except for immaterial field changes (which may be made immediately but confirmed by written change order), modifications to the Building Plans must be made and accepted only in writing as follows: within 5 business days of receipt of Tenant’s request to Landlord for a change order (which request, if not in writing, shall be made directly to Landlord’s construction representative in person or by telephone), Landlord shall advise Tenant in writing if it approves of the requested change and, if so, provide Tenant with the following items: (i) a cover sheet summarizing the cost of the change and advising if such change order will increase project costs or result in delay of completion; (ii) itemization of the contractor’s costs (including line items per trade and unit costs); and (iii) architect drawings, if applicable. If acceptable to Tenant, Tenant shall promptly sign the cover sheet and return it to Landlord by fax (with a copy thereof by overnight mail) and such documentation will constitute an amendment to this Lease. For purposes of this Section, an “immaterial field change” shall mean such field changes which are required by any governmental authority or changes which (A) do not affect the size, configuration, structural integrity, quality, character, architectural appearance, standard of workmanship, and expected date of completion contemplated in the Building Plans, (B) will not result in any default in any obligation to any person or violation of any governmental requirements, and (C) the cost of or reduction resulting from any single field change or extra does not exceed $10,000 and the aggregate amount of all such field changes or extras does not exceed $100,000. Upon substantial completion of the work associated with any change order or immaterial field change, Landlord will send Tenant an invoice for the cost thereof (with all documentation required under this subsection (b) if not theretofore provided to Tenant), and Tenant shall pay such invoice within ten (10) days after receipt thereof.

(c) All construction shall be done in a good and workmanlike manner using only first class new materials and shall comply at the time of completion with all Applicable Laws and in accordance with and without material deviation from the Building Plans.

(d) For purposes hereof, substantial completion (“Substantial Completion”) shall be deemed to be (i) completion of the Building and the Premises in accordance with the Building Plans as acknowledged by Landlord’s architect in writing to Tenant, subject to a mutually agreed upon written punch list (which shall include required time for performance of each item) prepared by the parties which will not materially interfere with Tenant’s ability to utilize the entire Premises for its intended purpose (the “Punch List”), and (ii) issuance of a certificate of occupancy (temporary or permanent) for the Premises, provided the temporary certificate of occupancy allows Tenant to use the entire Premises for the uses permitted under this Lease (without any obligation that Tenant vacate the Premises in order to receive a permanent certificate of occupancy); ceiling and lighting are in and operating; walls, partitions, doors are erected with hardware and final finishes; all flooring is installed, cleaned, buffed; elevator, air conditioning, plumbing, electric, mechanical systems are installed and in good working order; debris caused by Landlord’s general contractor or subcontractors is removed; exterior scaffolding, construction machinery and exterior debris chutes are removed; and all agreed upon site work completed (except for items such as landscaping and topcoating of parking areas which cannot reasonably be completed in the winter due to weather conditions). Landlord shall give Tenant 60 days written notice of the anticipated date of Substantial Completion (the “Anticipated Date of Substantial Completion”). Subject to Force Majeure (defined below) and Tenant Delays (defined below), Landlord shall complete each item on the Punch List within the time agreed upon by the parties at the time the Punch List is prepared.

(e) All necessary construction shall be Substantially Complete (defined in Subsection 28(d)) above and ready for use and occupancy by Tenant on or before the date which is twelve (12) months after Landlord’s receipt of all necessary governmental permits and approvals for the work, subject to extension for delays as set forth in Subsections 28(f) or (g) below. Landlord shall diligently pursue the issuance of all governmental permits and approvals for the work and the acquisition of the Lot. If Substantial Completion does not occur by December 31, 2004, as such date shall be extended by Force Majeure (as defined below) and Tenant Delays (as defined below) (such date, as extended, the “Penalty Date”), (i) Landlord shall credit against installments of Minimum Annual Rent first coming due under the Lease an amount equal to one (1) day’s Minimum Rent for each day after the Penalty Date until the date Substantial Completion occurs, and (ii) the Term of the Lease shall be extended by the number of days between the Penalty Date and the date Substantial Completion occurs.

(f) Force Majeure. For purposes hereof, “Force Majeure” shall mean time actually lost by Landlord or Landlord’s contractors, subcontractors or suppliers due to governmental restrictions and limitations, scarcity (provided that it is not Force Majeure if alternate suppliers or comparable materials are reasonably available), unavailability or delay in obtaining fuel or materials (provided that it is not Force Majeure if alternate suppliers or comparable fuel or materials are reasonably available), war or other national emergency, accidents, floods, defective materials, fire damage or other casualties (provided same are not caused by Landlord or its Agents), adverse weather conditions (but excluding reasonably anticipated weather conditions for the geographic area of the Premises), or any other cause similar or dissimilar to the foregoing beyond the reasonable control of Landlord or Landlord’s contractors, subcontractors or suppliers, except excluding delay due to the adverse change in Landlord’s financial ability to perform its obligations.

(g) The terms “Tenant Delay” or “Delay caused by Tenant” shall mean delay in completion of construction of the Building and the Premises caused by:

(i) failure of Tenant to perform its design approval obligations within the time periods set forth herein or interference with the work to be performed by Landlord hereunder;

(ii) failure of Tenant to complete furniture installation on or before the Anticipated Date of Substantial Completion; and

(iii) any subsequent changes, modifications, or alterations to the Building Plans which reasonably cause delay in the completion thereof. For purposes of determining delay, the term Tenant shall include Tenant’s contractors, agents and employees. In addition, Landlord shall be required (as a condition to the effectiveness thereof) to provide written notice of the occurrence of such delay within 10 business days following such occurrence.

(h) Tenant and its subcontractors shall have access to the Premises any time prior to the Commencement Date for installation of its furniture or any other Tenant item, provided Tenant does not materially interfere with or delay the work to be performed by Landlord hereunder and provided Tenant obtains Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed.

(i) Landlord hereby warrants all work (including workmanship and materials) performed by it under this Section 28 for a period of 1 year from the Commencement Date (unless such work is a Punch List item in which case the 1 year warranty period shall commence on the date such item is completed).

(j) Landlord and its general contractor shall provide weekly written construction status reports to Tenant’s representative as follows: Attention: Pat Cummings, Vice President/Administration, Cendant Mortgage, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054, and Frank Campana, Director Construction Services, Cendant Corporation, 1 Campus Drive, Parsippany, New Jersey 07054.

(k) During the construction of the Building and the Premises, Landlord shall carry or cause its general contractor to carry general commercial liability insurance with limits at no less than $1 million per occurrence and $2 million in the aggregate; and personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or at the Premises for the perils covered by the causes of loss-special form (all risk) and in addition coverage for flood, earthquake and boiler and machinery (if applicable). Such insurance shall be written on a replacement cost basis (100%) of the full replacement value; workers compensation insurance with statutory employers liability limits; automobile liability insurance with combined single limits of $1 million per occurrence; and builder’s risk.

(l) The obligations of Landlord under this Section 28 are hereby guaranteed by Landlord’s general partner, Liberty Property Trust.

29. Environmental Information. At all times during and after the term of this Lease, Tenant shall furnish Landlord, upon reasonable request, and at no cost to Tenant, such information with respect to Tenant’s operations at the Premises as is necessary in order for Landlord or any successor owner of the Premises to comply with the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. 13:1K-6 et seq. and other federal and New Jersey environmental laws, regulations and ordinances, including without limitation, affidavits to be submitted to the New Jersey Department of Environmental Protection in connection with requests for letters of non-applicability and negative declarations.

30. Brokers. The parties agree that they have dealt with no brokers in connection with this Lease, except for Coldwell Banker Commercial NRT, Inc. whose commission shall be paid by Landlord pursuant to separate agreement. Each party agrees to indemnify and hold the other harmless from any and all claims for commissions or fees in connection with the Premises and this Lease from any other real estate brokers or agents with whom they may have dealt.

31. Contingency. This Lease and the obligations of the parties hereunder are contingent upon Landlord’s acquisition of title to the Lot on or before September 30, 2003, such time to be of the essence. In the event the cost of Landlord’s acquisition of the Lot (the “Land Acquisition Cost”) exceeds $1,400,000 (the “Land Budget”), the amount by which the Land Acquisition Cost exceeds the Land Budget shall be paid by Tenant to Landlord as additional rent, without interest, in 120 equal consecutive monthly installments commencing on the first day of the first full month during the Term and continuing on the first day of each month thereafter.

32. Guaranty of Lease. The obligations of Tenant hereunder shall be guaranteed by Cendant Corporation (“Guarantor”) pursuant to a guarantee in the form attached hereto as Exhibit “G” (“Guaranty”).

33. Renewal Options.

Upon the expiration of the Term as set forth in Article 1(c), Tenant shall have the right and option to extend the Term at its election for either 1 – 10 year term or 3 – 5 year terms, such election to be made by Tenant in Tenant’s written notice of exercise of the first option period. The right and option to extend the term of the Lease shall be subject to and contingent upon the conditions set forth hereinafter. Tenant’s right and option to extend the Term shall be exercisable by Tenant giving written notice of the exercise of the right and option to Landlord at least 12 months prior to the expiration of the Term. In the event Tenant fails to give written notice of its intent to exercise any option as provided above, all of Tenant’s right and options to extend the Term shall be deemed to have been waived by Tenant and shall be of no further force or effect. In the event Tenant exercises its right and option(s) in accordance with the provisions hereof, the Term shall be extended accordingly (subject to Tenant’s rescission right as set forth below), and all the references contained in the Lease to the Term, whether by number of years or number of months, shall be construed to refer to the original term of the Lease, as extended, whether or not specific reference is made thereto in the Lease. Unless otherwise expressly provided to the contrary, the extended Term shall be upon the same terms, conditions, and covenants as set forth in the Lease except that there shall be no further right or option to extend the term of the Lease after the 10 year option term or after the third 5 year option term, as the case may be. The time within which the option(s) must be exercised and the reply times in this Section 33 are hereby made of the essence. The right and option(s) to extend the Lease Term shall be subject to and contingent upon each and every one of the following conditions:

(i) The Lease is in full force and effect;

(ii) Tenant shall not be in monetary or other material default under any of the terms, provisions, covenants and conditions of the Lease;

(iii) All provisions relating to the initial construction of the Premises shall be deleted;

(iv) In lieu of the sums set forth in Paragraph 1(d) of the Lease, the monthly rental to be paid by Tenant during the option period(s) shall be the greater of (A) the fair market rental value, including annual fair market increases in rental value (collectively, the “FMV”) determined pursuant to Subsection 33(v), or (B) the monthly rent payable by Tenant in the last year of the immediately preceding Term (the “Prior Rent Alternative”).

(v) After Tenant has given written notice to the Landlord of its intention to exercise the renewal option(s), Landlord shall, within 15 business days thereafter, deliver to Tenant a written notice stating the Minimum Rent to be paid for the Premises during the renewal term. If the Minimum Rent quoted by Landlord is not the Prior Rent Alternative and if Tenant objects to the Minimum Rent quoted by Landlord it shall within 15 business days of Tenant’s receipt of Landlord’s quote, either (i) notify Landlord in writing that it elects to rescind its exercise of the renewal option, in which case Tenant shall have no obligation to renew, and Tenant shall be deemed to have waived any present or future right to renew, or (ii) notify Landlord in writing that it objects to the Minimum Rent quoted by Landlord in which case the FMV shall be negotiated between Landlord and Tenant. In the event the parties cannot agree to the FMV within thirty (30) days after Landlord’s receipt of Tenant’s objection, the FMV shall be determined by arbitration as hereinafter provided. Landlord and Tenant shall each appoint a fit and impartial person as an arbitrator who shall have at least 10 years’ experience in the commercial office real estate industry in the Burlington County area. Such appointment shall be signified in writing by each party to the other. The arbitrators so appointed shall appoint a third arbitrator within 10 business days after the appointment of the second arbitrator. In the case of the failure of such arbitrators (or the arbitrators appointed as hereinafter provided) to agree upon a third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association or its successor, or from its qualified panel or arbitrators, and shall be a person having at least 10 years’ experience in the commercial office real estate industry in the Burlington County area. In case either party shall fail to appoint an arbitrator within a period of 10 business days after written notice from the other party to make such appointment, then the American Arbitration Association shall appoint a second arbitrator having at least 10 years’ experience in the commercial office real estate industry in the Burlington County area. The 2 arbitrators so appointed shall appoint the 3rd arbitrator within 10 business days after the appointment of the 2nd arbitrator.

Each arbitrator shall proceed with all reasonable dispatch to determine the FMV and under all circumstances shall be bound by the terms of this Lease and shall not add to, subtract from, or otherwise modify such provisions. The decision of each arbitrator shall, in any event, be rendered within thirty (30) days after the appointment of the third arbitrator and such decision shall be in writing and in duplicate with one counterpart delivered to each Landlord and Tenant. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (or its successor) and applicable

New Jersey law, and the FMV shall be determined by averaging the two closest appraisals, which shall be binding, final and conclusive upon Landlord and Tenant. The fees of the arbitrators and the expenses incident to the proceedings shall be borne equally between Landlord and Tenant. In establishing the FMV, Landlord and any appraiser which may be appointed pursuant to this Section 33 are directed to consider all appropriate factors, including without limitation, the “AS IS” condition of the Premises, rental concessions customarily given at the time to a nonrenewal tenant (including without limitation a tenant work allowance, free rent and other economic incentives), rental rates at which comparable landlords at comparable buildings in the Burlington County, New Jersey area have at arms length recently leased comparable size space for comparable time to comparable tenants, and other appropriate matters.

34. Miscellaneous.

(a) Tenant shall be allowed full access to the Premises 7 days per week 24 hours per day (except in the event of an emergency).

(b) Wherever consent or approval is required under this Lease, it shall not be unreasonably withheld, conditioned or delayed by the party required to give such consent or approval.

35. Satellite Dish Antenna. Provided that Tenant is not then in monetary or other material default under this Lease, Tenant shall have right, to install, maintain and repair one or more satellite dish antennas or other telecommunications equipment (the “Antenna”) on the Premises under and subject to the following conditions:

(a) Tenant shall comply with all Applicable Laws, and shall obtain, and deliver to Landlord written evidence of, any approval(s) required under any recorded covenants or restrictions applicable to the Premises.

(b) Tenant shall obtain Landlord’s prior approval of the location of the Antenna on the Premises and of the specifications for the Antenna. If Landlord approves installation of the Antenna on the roof of the Building, Tenant agrees to consult with Landlord’s roofing contractor prior to installation and strictly to comply with the roofing contractor’s recommendations and requirements. Tenant shall pay all costs incurred by Landlord in connection with the Antenna including without limitation all reasonable outside architectural, engineering, contractors’ and legal fees.

(c) Tenant shall comply with the provision of Sections 9(b)(i) through (iii) of this Lease.

(d) At least 3 business days prior to installation, Tenant shall notify Landlord of the date and time of the installation so that Landlord may at its option be present with Tenant at the installation.

(e) Tenant shall maintain the Antenna in a safe, good and orderly condition. The installation, maintenance, repair and removal of the Antenna shall be performed by Tenant at Tenant’s sole expense in a manner which will not impair the integrity of, damage or adversely affect the warranty applicable to, the roof or any other portion of the Premises.

(f) No later than the expiration or sooner termination of the Term, at Tenant’s sole expense, Tenant shall remove the Antenna and repair any resulting damage.

(g) Tenant’s indemnification of Landlord pursuant to Section 15(a) of this Lease applies to the Antenna and Tenant’s use of any portion of the Premises therefor. Without limiting the foregoing, Tenant solely shall be responsible for any damages or injury caused by or in any way relating to the Antenna, including, but not limited to, damage or injury caused by reason of the Antenna collapsing or being blown from the roof or any other portion of the Premises.

(h) In the event Landlord recaptures any of the Premises pursuant to Section 18, Landlord shall have the right to grant rights to other tenants to use portions of the roof of the Building for satellite dish antennas or other telecommunications equipment.

36. Non-Competition. So long as Tenant is not in default hereunder beyond applicable notice and/or grace periods herein contained:

(a) Provided Tenant and/or its affiliate(s) occupy at least 57,000 rentable square feet in the Building, Landlord will not lease any space in the Building to any other tenant for the operation of a call center-like business, unless otherwise approved by Tenant in writing. A “call center-like business” for purposes of this Lease shall mean any business with an environment consisting of at least 50 employees (including contract employees) whose primary job function is to receive and handle inbound telephone calls and/or to make outbound telephone calls on behalf of the business for the purpose of soliciting, servicing, retaining, responding to, dunning or converting new or existing customers, debtors, members or clients.

(b) Provided Tenant occupies at least 50% of the Building, Landlord will not lease any space in the Building to any other tenant for the operation of a mortgage company, including without limitation, a mortgage sales or processing center.

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, Landlord and Tenant have executed this Lease.

LANDLORD:

LIBERTY PROPERTY LIMITED PARTNERSHIP
	By:	Liberty Property Trust, Sole General Partner

Date signed: July 25, 2003	By:	/s/ Ward J. Fitzgerald
		Name:	Ward J. Fitzgerald
		Title:	Senior Vice President, Regional Director

Agreed as to the guarantee of Landlord’s obligations under Section 28:

LIBERTY PROPERTY TRUST

	By:	/s/ Ward J. Fitzgerald
		Name:	Ward J. Fitzgerald
		Title:	Senior Vice President, Regional Director

TENANT:

CENDANT OPERATIONS, INC.

Date signed: July 25, 2003	By:	/s/ Thomas F. Anderson
		Name:	Thomas F. Anderson
		Title:	Senior Vice President

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